Exhibit 99.1

Oaktree Specialty Lending Corporation Announces Senior Leadership Transition

Armen Panossian to succeed Edgar Lee as Chief Executive Officer and Chief Investment Officer

Mathew Pendo, Chief Operating Officer, appointed President

LOS ANGELES, CA, August 26, 2019 – Oaktree Specialty Lending Corporation (NASDAQ:OCSL) (“Oaktree Specialty Lending” or the “Company”) today announced that Edgar Lee, Chief Executive Officer and Chief Investment Officer, has resigned from the Company for personal reasons, effective September 30, 2019. With Mr. Lee’s strong support, OCSL’s Board of Directors has appointed Armen Panossian to succeed Mr. Lee as Chief Executive Officer and Chief Investment Officer. Messrs. Panossian and Lee, who joined Oaktree at the same time and have a long-standing relationship, will work closely together through the end of the calendar year to ensure a smooth transition of responsibilities.

Mr. Panossian, Managing Director and Head of Oaktree’s Performing Credit organization, has spent over 12 years at the firm, including most recently as Head of Liquid Credit and Portfolio Manager of Oaktree’s U.S. Senior Loan strategy. Mr. Panossian has also led the successful launches of Oaktree’s CLO and Structured Credit strategies and was previously a member of Oaktree’s Distressed Debt investment team. Mr. Panossian received a B.A. degree in economics with honors and distinction from Stanford University, an M.S. degree in health services research from Stanford Medical School and J.D. and M.B.A. degrees from Harvard Law School and Harvard Business School. He is a member of the State Bar of California.

John Frank, Chairman of the Board of Directors of Oaktree Specialty Lending, said, “Armen’s leadership experience and investment acumen make him the ideal leader for OCSL. He is a respected investor with extensive experience in both performing and opportunistic credit. Since joining Oaktree in 2007 as a valued member of our Distressed Debt investment team, Armen has gone on to successfully reposition our U.S. Senior Loan strategy, launch our CLO and Structured Credit businesses and oversee all of our liquid credit strategies. I can’t imagine anyone better suited to lead our company.”

Mr. Panossian said, “I look forward to continuing to execute our plan to deliver superior shareholder returns while maintaining our disciplined and risk-controlled investment approach. We have a strong team committed to managing OCSL and I look forward to working with them on behalf of our shareholders.”

Mr. Frank added, “We are very grateful to Edgar for his leadership and contributions to OCSL since we started managing the company nearly two years ago. We understand and support Edgar’s need to tend to family matters, and we wish him the very best in his future endeavors.”

In connection with this transition, Matt Pendo has been appointed President, effective immediately. Mr. Pendo will also continue to serve in his role as Chief Operating Officer.

Mr. Frank commented, “Matt has played a critical role in the development and execution of our strategy, including optimizing our balance sheet and interacting with all of our major stakeholders. We congratulate Matt on this well-deserved promotion and look forward to his future contributions to OCSL.”

Oaktree’s Strategic Credit team, which is comprised of 22 investment professionals, will report to Mr. Panossian and will continue to manage OCSL’s portfolio, maintaining the same overall investment approach.

About Oaktree Specialty Lending Corporation

Oaktree Specialty Lending Corporation (NASDAQ:OCSL) is a specialty finance company dedicated to providing customized one-stop credit solutions to companies with limited access to public or syndicated capital markets. The firm seeks to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions including first and second lien loans, unsecured and mezzanine loans, and preferred equity. The company is regulated as a business development company under the Investment Company Act of 1940, as amended. Oaktree Specialty Lending is managed by Oaktree Capital Management, L.P. For additional information, please visit Oaktree Specialty Lending’s website at www.oaktreespecialtylending.com.

Contact

Investor Relations:

Oaktree Specialty Lending Corporation

Michael Mosticchio

(212) 284-1900

ocsl-ir@oaktreecapital.com

Media Relations:

Financial Profiles, Inc.

Moira Conlon

(310) 478-2700

mediainquiries@oaktreecapital.com